UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): (December 10, 2002)

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Item 5.     Other Events

See the following press release, dated December 10, 2002, announcing the Company's fiscal 2003 second-quarter results:

For Immediate Release	Contact: Shawn M. Harrington
December 10, 2002	(860) 644-1551

GERBER SCIENTIFIC ANNOUNCES FISCAL 2003 SECOND-QUARTER RESULTS

Steady Operating Profit and Cash Flow Generation Continued

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported second-quarter earnings of 14 cents per diluted share on revenues of $128.8 million for the period ended October 31, 2002, compared with year-ago earnings of 9 cents per diluted share on revenues of $131.6 million. In the quarter, foreign currency translation added approximately $5.0 million to revenues but did not materially affect diluted earnings per share. Net earnings in last year's second quarter included the results of a business divested in this year's first quarter amounting to $0.3 million, or 1 cent per diluted share. Note: All prior period comparisons contained in the release are made "as restated" reflecting the previously announced restatement of the Company's historical financial statements following a review of the Company's financial reporting.

For the six months ended October 31, 2002, the Company reported earnings of 30 cents per diluted share on revenues of $254.7 million, compared with a year-ago loss of $5.04 per diluted share on revenues of $256.5 million. Excluding the effects of a business divested in the fiscal 2003 first-quarter and year-ago goodwill impairment charges, earnings from continuing operations for the six-months ended October 31, 2002 were 24 cents per diluted share compared with 11 cents per diluted share in the prior year period.

"Gerber had a good second quarter," said Marc Giles, president and chief executive officer. "We are pleased with the Company's overall financial results and the continued progress that has been made to enhance Gerber's bottom-line results."

"Gerber's second-quarter earnings performance was highlighted by strong profitability in our Apparel and Flexible Materials and Ophthalmic Lens Processing segments, driven by both increased operational efficiencies and the impact of rigorous expense controls. We also continued to generate a steady free cash flow in the quarter, enabling Gerber to increase its cash balances and reduce borrowings under its credit facility by $6.4 million."

Second-Quarter Consolidated Results

Second-quarter revenue and order entry was $128.8 million and $127.1 million, respectively, compared with $131.6 million and $126.2 million a year ago. Segment profit (defined as earnings before interest and taxes) for the quarter increased 8% to $10.8 million, from $10.0 million in the second quarter of 2002. Corporate expenses of $4.2 million in the second quarter were slightly lower than the prior year. Higher current year legal and professional expenses associated with the U.S. Securities and Exchange Commission's investigation of approximately $1.0 million were offset by the effect of corporate cost-reduction actions implemented in last year's third quarter. Net interest expense decreased to $2.1 million in the second quarter, down $1.0 million from a year ago, due to lower debt balances and lower average interest rates. The lower debt balances were the result of steady free cash flow generation (defined as operating cash flow less capital expenditures) and proceeds from non-strategic asset sales during the year. The consolidated tax rate from continuing operations was 29.4% for the second quarter and 26.9% for the current year versus the statutory rate of 35.0%. This lower effective tax rate was attributable to benefits related to foreign tax planning strategies.

Second-Quarter Segment Results

The Apparel and Flexible Materials segment's profit increased 14%, or $0.5 million, to $3.7 million and revenues decreased 10%, or $4.4 million, in the second quarter from the comparable period last year. Segment gross margin increased 350 basis points to 47.8% for the quarter. Segment new order entry in the quarter was $37.0 million, an increase of 3% from last year. Backlog decreased 3% from the beginning of the current year to $26.5 million. The revenue decline was due largely to the continued migration of apparel and furniture production to lower cost overseas markets and the related factory automation lag in those markets. The increases in segment gross margin and operating profit were largely the result of the cost-reduction actions that began two years ago. A product mix favoring higher margin software and service products also provided gross margin benefits.

The Sign Making and Specialty Graphics segment's profit decreased 8%, or $0.5 million, to $5.4 million in the second quarter and revenues were essentially unchanged from a year ago. Foreign currency translation contributed $3.8 million to the year-over-year revenue growth. Segment gross margin was essentially the same as last year at 29.7% for the quarter. Excluding the effects of foreign currency translation, current year revenues were lower. This was the result of continued soft economic conditions for this segment's capital equipment products, particularly in North America, as well as a sales shift from higher quality proprietary aftermarket supplies to lower priced, more competitive supplies. The gross margin effect of the lower sales volume and the product mix shift was almost entirely offset by the impact of cost-reduction actions implemented over the last two years, which also benefited segment profit.

The Ophthalmic Lens Processing segment's profit increased 97%, or $0.8 million, to $1.6 million and revenues increased $1.7 million in the second quarter from the comparable period last year. Segment gross margin increased 80 basis points to 33.2% for the quarter. The increased sales volume was primarily the result of strong lens finishing equipment sales to large retail customers in the United States. This offset the effect of lower industry prescription volumes for spectacle lens eyewear, which affected both sales of this segment's capital equipment products to wholesale lens production laboratories and aftermarket products. The higher gross margin was the result of both the overall higher sales volume and less price discounting. Tight operating expense control enabled the full amount of the gross margin gain to benefit segment profit on a year-over-year basis. On July 1, 2002, the Company completed the sale of Stereo Optical Company, Inc., which was included in the Ophthalmic Lens Processing segment. Both the gain on disposition and the discontinued company's results from operations are excluded from the Ophthalmic Lens Processing segment's operating results reported above.

Financial Condition

For the six months ended October 31, 2002, total debt was reduced by $12.7 million, which was the result of steady operating cash generation, continued working capital management, and curtailed capital expenditures. At October 31, 2002, the Company had $24.7 million in cash and cash equivalents and $115.2 million in debt. The ratio of debt to capitalization was 54% at October 31, 2002 compared with 60% at April 30, 2002.

At October 31, 2002, the majority of the Company's debt was classified as short-term borrowings due to the credit facility being due within one year's time (August 15, 2003). The Company is currently in discussions to refinance its existing credit facility. If and when an agreement is finalized, it is the Company's expectation that these short-term borrowings will be reclassified back to long-term debt. The Company was in compliance with all covenants related to its credit facility as of October 31, 2002. The Company expects that the refinancing currently being discussed will meet its financing requirements for the next twelve months and beyond.

Outlook

The current economic outlook and demand for the Company's capital equipment products remains challenging, particularly in the markets served by our Apparel and Flexible Materials and Sign Making and Specialty Graphics businesses. Accordingly, the Company has embarked on additional cost reduction initiatives, including supply chain optimization and warehouse consolidation, to further reduce those businesses cost structures. The Company continues to encourage and support new product development across the organization so that it is well positioned to take advantage of the opportunities created by a sustained recovery. Enhancing the Company's geographic diversity also continues to be a priority, particularly in the Apparel and Flexible Materials segment, as evidence by the Company's increasing presence in Asia to better serve those growing markets.

The weak global economy continues to make forecasting the Company's sales volume challenging. On the basis of the cost reduction actions management has already put in place, the Company expects that its earnings will continue to increase on a year-over-year basis.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. is the world's leading supplier of sophisticated automated manufacturing systems that enable mass customization in sign making and specialty graphics, apparel and flexible goods, and optical lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four wholly owned subsidiaries: Gerber Scientific Products and Spandex PLC, Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2002 and its Annual Report on Form 10-K for the year ended April 30, 2002, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements contained in this release.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended October 31,		Six Months Ended October 31,
		(Restated)		(Restated)
In thousands (except per share amounts)	2002	2001	2002	2001

Revenue:
Product sales	$114,869	$119,242	$227,096	$232,064
Service	13,911	12,376	27,562	24,444
	128,780	131,618	254,658	256,508
Costs and Expenses:
Cost of product sales	75,799	78,795	150,613	153,920
Cost of service	7,145	6,867	14,337	13,791
Selling, general and administrative	32,417	32,779	64,130	64,139
Research and development expenses	6,516	7,027	12,792	14,207
Restructuring charges	---	(26)	(100)	(56)
Write-down of assets	---	41	---	82
	121,877	125,483	241,772	246,083
Operating income	6,903	6,135	12,886	10,425

Other income (expense)	(340)	(563)	(1,206)	(691)
Interest expense	(2,146)	(3,106)	(4,377)	(6,607)

Income from continuing operations before income taxes	4,417	2,466	7,303	3,127
Provision for income taxes	1,300	660	1,964	720
Income from continuing operations	3,117	1,806	5,339	2,407
Discontinued operations:
Income from operations of disposed business, net of tax	---	255	172	524
Gain on sale of disposed business, net of tax	---	---	1,222	---
Income before cumulative effect of accounting change	3,117	2,061	6,733	2,931
Cumulative effect of accounting change	---	---	---	(114,653)
Net earnings (loss)	$ 3,117	$ 2,061	$ 6,733	$(111,722)
	=======	=======	======	========
Earnings (loss) per share of common stock:
Basic:
Income from continuing operations	$ .14	$ .08	$ .24	$ .11
Discontinued operations	---	.01	.06	.02
Cumulative effect of accounting change	---	---	---	(5.20)
Net earnings (loss)	$ .14	$ .09	$ .30	$ (5.07)
	=======	=======	======	=======

Diluted:
Income from continuing operations	$ .14	$ .08	$ .24	$ .11
Discontinued operations	---	.01	.06	.02
Cumulative effect of accounting change	---	---	---	(5.17)
Net earnings (loss)	$ .14	$ .09	$ .30	$ (5.04)
	=======	=======	======	=======

Dividends	$ ---	$ ---	$ ---	$ ---
Average shares outstanding:
Basic	22,137	22,058	22,123	22,053
Diluted	22,137	22,204	22,123	22,179

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
In thousands	October 31, 2002	April 30, 2002
Assets:	(Unaudited)
Current Assets:
Cash and short-term cash investments	$ 24,746	$ 16,220
Accounts receivable, net of allowance for doubtful accounts of $7,782 and $7,229, respectively	85,830	84,539
Inventories	61,248	59,351
Deferred income taxes	12,402	11,951
Prepaid expenses	6,580	8,680
Net assets held for sale	---	3,968
	190,806	184,709
Property, Plant and Equipment:	117,489	116,125
Less accumulated depreciation	69,097	64,761
	48,392	51,364
Intangible Assets:
Goodwill	47,921	49,966
Prepaid pension cost	11,557	11,557
Patents and other intangible assets, net of accumulated amortization	6,784	6,918
	66,262	68,441
Deferred Income Taxes	2,219	2,959
Other Assets	3,507	4,120
	$311,186	$311,593
	=======	=======
Liabilities and Shareholders' Equity:
Current Liabilities:
Short-term line of credit	$ 39	$ 228
Credit facility	109,183	41,929
Accounts payable	41,445	41,756
Accrued compensation and benefits	17,268	19,136
Other accrued liabilities	22,911	21,071
Deferred revenue	9,574	9,511
Advances on sales contracts	784	897
	201,204	134,528
Noncurrent Liabilities:
Other liabilities	6,713	6,678
Long-term debt	6,000	86,000
	12,713	92,678
Contingencies and Commitments:
Shareholders' Equity:
Preferred stock, no par value; authorized 10,000,000 shares; no shares issued	---	---
Common stock, $1.00 par value; authorized 65,000,000 shares; issued 22,911,259 and 22,879,425 shares	22,911	22,879
Paid-in capital	43,927	44,090
Retained earnings	64,986	58,253
Treasury stock, at cost (759,249 and 773,546 shares, respectively)	(15,612)	(15,906)
Unamortized value of restricted stock grants	(319)	(411)
Accumulated other comprehensive income (loss)	(18,624)	(24,518)
	97,269	84,387
	$311,186	$311,593
	=======	=======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)	Six Months Ended October 31,
		(Restated)
In thousands	2002	2001
Cash Provided by (Used for):
Operating Activities:
Net earnings (loss)	$ 6,733	$(111,722)
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Cumulative effect of accounting change	---	114,653
Depreciation and amortization	6,751	8,010
Restructuring charges	(100)	(56)
Gain on sale of disposed business, net of taxes	(1,222)	---
Write-down of assets	---	82
Deferred income taxes	289	2,941
Other non-cash items	550	645
Changes in operating accounts:
Receivables	1,360	8,341
Inventories	(380)	(308)
Prepaid expenses	2,903	(4,721)
Accounts payable and accrued expenses	(4,198)	(5,162)

Provided by Operating Activities	12,686	12,703

Investing Activities:
Additions to property, plant and equipment	(900)	(2,844)
Intangible and other assets	(480)	(886)
Proceeds from sale of assets	3,937	17,183
Proceeds from sale of disposed business	6,595	---

Provided by Investing Activities	9,152	13,453

Financing Activities:
New borrowings from credit facility	3,000	23,000
Repayments of credit facility	(16,673)	(56,922)
Net short-term financing	(205)	---
Debt issue costs	(376)	(48)
Exercise of stock options	---	32
Other common stock activity	53	(32)

(Used for) Financing Activities	(14,201)	(33,970)

Effect of exchange rate changes on cash	889	254

Increase (Decrease) in Cash and Short-Term Cash Investments	8,526	(7,560)
Cash and Short-Term Cash Investments, Beginning of Period	16,220	20,866

Cash and Short-Term Cash Investments, End of Period	$24,746	$13,306
	======	======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

(Unaudited)
In thousands	Three Months Ended October 31,		Six Months Ended October 31,
		(Restated)		(Restated)
Segment revenue:	2002	2001	2002	2001
Sign Making & Specialty Graphics	$ 68,872	$ 68,947	$135,266	$132,981
Apparel & Flexible Materials	37,806	42,232	76,484	83,740
Ophthalmic Lens Processing	22,102	20,439	42,908	39,787
	$128,780	$131,618	$254,658	$256,508
	=======	=======	=======	=======

Segment profit:
Sign Making & Specialty Graphics	$ 5,431	$ 5,898	$ 9,920	$ 10,636
Apparel & Flexible Materials	3,712	3,255	7,706	5,116
Ophthalmic Lens Processing	1,626	825	2,707	1,444
	10,769	9,978	20,333	17,196
Corporate expenses, net of other income/expense	(4,206)	(4,406)	(8,653)	(7,462)
Interest expense	(2,146)	(3,106)	(4,377)	(6,607)
Income from continuing operations before income taxes	$ 4,417	$ 2,466	$ 7,303	$ 3,127
	======	======	======	======

Segment profit for the three and six month periods ended October 31, 2002 and 2001 included reversals of previously established restructuring reserves of $--- and $26 and $100 and $56, respectively, for the Apparel and Flexible Materials operating segment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	December 10, 2002	By:	/s/ Shawn M. Harrington
Shawn M. Harrington Executive Vice President (Principal Financial and Accounting Officer)